EXHIBIT 10.13(c)

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

        THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the "Agreement") is hereby made and entered into by and between ENERGY SEARCH, INCORPORATED, a Tennessee corporation ("Employer"), and CHARLES P. TORREY, JR. ("Employee"), this 3rd day of September, 1999.

W I T N E S S E T H:

        WHEREAS, Employer and Employee entered into an original employment agreement on the 18th day of September, 1996, with an original term of five (5) years commencing January 1, 1997, and

        WHEREAS, said agreement has been modified from time to time and the parties hereto now desire to embody all changes to date into this Agreement, and

        WHEREAS, this Amended and Restated Employment Agreement has been approved by the Executive Management and Compensation Committee of the Board of Directors of the Company, as well as by the Board of Directors of the Company.

        It is therefore agreed as follows:

        1.         EMPLOYMENT.   Employer employs Employee, and Employee accepts employment, upon the terms and conditions of this Agreement.

        2.         TERM.   The initial term of this Agreement, and of Employee's employment hereunder, shall begin on January 1, 1997, and shall terminate on December 31, 2001. Notwithstanding, however, this Agreement, and Employee's employment hereunder, shall automatically renew for successive periods of one (1) year each, subject to termination as provided hereinafter.

        3.         COMPENSATION.

                (a)  During the first year of employment, Employer shall pay to Employee as Base Salary compensation for his services the sum of One Hundred Eighty Thousand Dollars ($180,000) per annum, which shall be paid in arrears in equal biweekly installments of Seven Thousand Five Hundred Dollars ($7,500) each. Base Salary Compensation thereafter shall increase at the rate of six percent (6%) per annum and shall be subject to review by Employer's Board of Directors, but in no event shall it be less than the One Hundred Eighty Thousand Dollars ($180,000) per annum. (plus applicable six percent (6%) increases).

                (b)         Subject to the provisions of subparagraph (c) below, if the oil and gas reserves or revenues of the Employer, as measured by the Employer's independent reserve report or the audited financial statements, increase by twenty percent (20%) from the previous year,

Employee shall receive as additional compensation a yearly Performance Bonus of twenty-five percent (25%) of Employee's Base Salary.    (i)    For those periods of Employee's employment that do not coincide with Employer's fiscal year, the amount of the Performance Bonus shall be based upon the proportion of whole months Employee is in the employ of Employer during such fiscal year bears to twelve (12) months.

   (ii)    Subject to the provisions of subparagraph (c) below, payment of the Performance Bonus shall be made no later than ninety (90) days after the end of the fiscal year for which the calculation is made and shall be accompanied by a copy of the data on which the Performance Bonus is based.

                 (c)         Notwithstanding the provisions of subparagraph 3 (b) above, the yearly Performance Bonus for 1998 shall not be earned or payable until the sooner of the following occur: (i) the oil and gas reserves or revenues of the Employer meet the benchmark set in subparagraph 3 (b) above for the 1998 calendar year, and additionally, the oil and gas reserves or revenues of the Employer increase by at least ten percent (10%) for the 1999 calendar year, or (ii) the Employer sells substantially all of its assets or is the subject of a merger or business combination in which the Employer is not the surviving entity.

        4.         DUTIES.   Employee is engaged as CEO of Employer and shall have such authority as is commensurate with said position and as is further enumerated in the By-Laws of the Employer and shall in general have the following duties: developing corporate strategy; executive management; securities industry relations; capital formation for future drilling partnerships; and such other duties as the Board of the Employer from time to time may designate.

        5.         EXTENT OF SERVICES.   Employee shall devote his entire time, attention, and energies to Employer's business and shall not during the term of this Agreement be engaged in any other business activity whether or not such business activity is pursued for gain, profit, or other pecuniary advantage. However, Employee may invest his assets in such form or manner as will not require his services in the operation of the affairs of the companies or entities in which such investments are made.

        6.         WORKING FACILITIES.   Employee shall have a private office, stenographic help, typing and filing assistance, telephone(s) and facsimile machine(s), and such other facilities and services as are suitable to his position and appropriate for the performance of his duties.

        7.         EXPENSES.

                (a)         Reimbursement. Employer shall reimburse Employee for all reasonable and necessary business expenses incurred by him in carrying out his duties under this Agreement. Employee shall present to Employer from time to time an itemized account of such expenses in such form as may be required by Employer.

                (b)         Automobile. In recognition of Employee's need for an automobile for business purposes, Employer will provide Employee with an automobile allowance of One Thousand Dollars ($1,000) per month to compensate for maintenance, repair and insurance. Fuel and automobile cleaning are to be reimburses as per ¶ 7(a)

        8.         BENEFITS.   Employer shall further:

                (a)         provide Employee with cash compensation in lieu of and with which Employee may purchase individual life insurance in the amount of $6,000/year. Employee shall be responsible for payment of any and all premiums associated with any life insurance policy or policies acquired and will be entitled to all death benefits associated therewith. The Employer at its own cost may insure the life of Employee with a "key man" life insurance policy and in such event shall be the owner of the policy and thus entitled to any death benefits associated therewith.

                (b)         provide Employee with the same medical health and hospitalization insurance coverage as Employer provides to its other executive officers;

                (c)         provide Employee with the same disability insurance coverage which Employer provides to its other executive officers; and

                (d)         allow Employee to take part in any executive bonus and/or stock option plan, profit-sharing plan, qualified salary deferral plan, and pension plan which Employer now has or may hereafter adopt during the term of Employee's employment hereunder.

                (e)         provide Employee with a membership at Fort Sanders Health and Fitness Center.

        The parties acknowledge that Employee was at one time entitled to participate with Employer in the drilling of company wells, to wit : Employer granted Employee the option to purchase a one percent (1%) Working Interest in any well drilled by the Company to be owned by the Company. This right to participate was purchased by Employer. Employee does not now enjoy any such right to participate.

        9.         VACATIONS.   Employee shall be entitled each year to a vacation of three (3) weeks, during which time his compensation shall be paid in full.

        10.         TERMINATION.

                (a)         Without cause, Employer or Employee may terminate this Agreement at any time upon one hundred twenty (120) days' written notice (the "Notice" ). The termination date will be the last date of Employee's service as specified in the Notice. In such event, Employee, if requested by Employer, shall continue to render his services and shall be paid his regular compensation up to the termination date. In addition, there shall be paid to Employee in one lump sum on the termination date a severance allowance (the "Severance Allowance") equal to twenty-four (24) months' of Employee's current Base Salary (less all amounts required to be withheld and deducted), plus the Performance Bonus set forth in Section 3(b), ratably apportioned if termination is not at the end of the fiscal year.

                (b)         Employer may terminate Employee's employment for cause if:

                        (1)         Employee refuses to perform, or does not perform, in a normal business manner his duties of employment with Employer;

                        (2)         Employee fails or refuses to obey and comply with the instructions, rules and regulations of Employer as promulgated by its Board of Directors respecting the operations of Employer; or

                        (3)         Employee engages in any unlawful conduct in connection with his duties of employment with Employer, is guilty of any acts of dishonesty in connection therewith, is convicted of a felony, is convicted of a misdemeanor involving moral turpitude, or engages in any conduct clearly detrimental to the business of Employer.

                        (4)         Employee breaches any confidentiality or non-competition covenant or agreement with the Employer.

        If Employee's employment is terminated for cause, as set forth just hereinabove, Employee shall receive his Base Salary accrued up through the date of termination and shall be entitled to receive any Performance Bonuses (or portion thereof) and Severance Allowance set forth herein.

        Upon termination for any reason, except as may be otherwise required by law, all benefits set forth in Section 8 shall cease, although Employee may keep any pension or other similar rights which have already vested in him, including but not limited to the right to purchase any life insurance policy then in existence with respect to Employee.

        11.         DEATH DURING EMPLOYMENT.   If Employee dies during the term of employment, Employer shall pay to the spouse of Employee (i) the Base Salary that would otherwise be payable through the end of the month in which his death occurs, (ii) a death severance payment, payable monthly (in lieu of any Severance Allowance payable under ¶10) in an amount equal to one year of the Employee's current Base Salary and, (iii) the Performance Bonus if determined to be earned ratably apportioned as of the date of death.

        12.         NOTICES.   Any notice required or desired to be given under this Agreement shall be deemed given if in writing and delivered in person or by courier or sent by certified, United States mail, return receipt requested, postage prepaid, to his residence in the case of Employee, or to its principal office in the case of Employer. Notice shall be effective upon the date of delivery, if delivered in person or by courier, or three (3) days after depositing the notice in the United States mail, if sent by certified mail.

        13.         WAIVER OF BREACH.   The waiver by Employer of a breach of any provision of this Agreement by Employee shall not operate or be construed as a waiver of any subsequent breach by Employee. No waiver shall be valid unless in writing and signed by an authorized officer of Employer.

        14.         ASSIGNMENT.   Employee acknowledges that the services to be rendered by him are unique and personal. Accordingly, Employee may not assign any of his rights or delegate any of his duties or obligations under this Agreement. The rights and obligations of Employer under this Agreement shall inure to the benefit of, and shall be binding upon, the successors and assigns of Employer.

        15.         CONFIDENTIALITY.   Employee acknowledges that he will become familiar with Employer's special methods of processing, pricing formulae, trade secrets, operational procedures, strategic plans, pricing guidelines, product development, confidential reports and lists of costs, customers and suppliers. Employee further acknowledges that said data is confidential and proprietary to Employer and agrees not to impart to any third party any of such proprietary data. Employer shall be entitled to protect its interest herein by specific performance and the right to enjoin Employee from engaging in such prohibited practices, without limiting any other remedies available to it. Employee agrees to execute and deliver any confidentiality agreement or similar document required by Employer of its employees.

        16.         COVENANT AGAINST COMPETITION.   In recognition of the close personal contact Employee will have with Employer's confidential and proprietary information and records, and the position of trust in which Employer holds Employee, Employee agrees as follows:

                (a)         Anti-Solicitation: Customers, contractors, investors and employees. During the initial term of this Agreement, any periods for which the Agreement may be extended and for a period of two (2) years thereafter, Employee shall not, either as an officer, stockholder, director, employee, representative, broker, partner, sole proprietor or in any other manner or capacity directly or indirectly call upon or solicit any customer, contractor, investor or employee of Employer for the purpose of doing business, investing or working, directly or indirectly, in the oil and gas industry, within any states in which Employer, during the term of Employee's employment, conducted any business or investment activities.

                (b)         Judicial Modification, Severability and Survival. If any provision of this Section 16, or any other Section of the Agreement, shall be held to be invalid or unenforceable, the remaining provisions hereof shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable parts had not been included herein. In the event that any provision of this Section 16 relating to the duration, subject matter, or territory shall be declared by a court of competent jurisdiction to exceed the maximum duration, subject matter, or territory, such court deems reasonable and enforceable, then the provision(s) deemed unenforceable shall be amended to reflect the maximum duration, subject matter or territory which shall be enforceable. Notwithstanding anything else herein contained, the parties hereto expressly agree that this

Section 16 shall survive the termination or expiration of Employee's employment by Employer regardless of the reason for such termination or expiration.

                (c)         Remedy for Breach. The parties hereto recognize that the services to be rendered under this Agreement by Employee are of a special and unique character; and that in the event of the breach by Employee of the terms and conditions of this Agreement to be performed by Employee, or in the event the Employee shall violate any of the restrictions set forth in this Section 16, then Employer shall be entitled, if it so elects, to institute and prosecute proceedings in any court of competent jurisdiction, either at law or in equity, to obtain damages for any breach of this Agreement, to enforce the specific performance hereof and to enjoin Employee from performing any prohibited act hereunder. Nothing herein contained shall be construed to prevent Employer's election of any such remedy in the event of the breach of the Agreement by Employee.

        17.         APPLICABLE LAW.   This Agreement has been negotiated and entered into and to some extent shall be performed in the State of Tennessee, and by agreement of the parties shall be interpreted and construed in accordance with and pursuant to the laws of the State of Tennessee.

        18.         TAXES.   Employer shall withhold all taxes, such as FICA and all employment-related taxes (income or otherwise), from the compensation, bonuses and benefits paid hereunder, as required by law. Employee shall be responsible for the payment of his income taxes on such compensation, bonuses, and benefits, though the Employer will withhold such taxes as it is required to withhold.

        19.         ENTIRE AGREEMENT.   This Agreement contains the entire understanding of the parties. It may not be changed orally but only by an agreement in writing signed by both parties hereto.

        20.         CAPTIONS.   The captions herein contained in no way limit or extend the meaning of any Section, or the provisions therein, and are to be used for reference purposes only.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement in duplicate at Knoxville, Tennessee, on the day and date first above written.

EMPLOYER: ENERGY SEARCH, INCORPORATED By: /s/ Richard S. Cooper Richard S. Cooper, President	EMPLOYEE: /s/ Charles P. Torrey, Jr. Charles P. Torrey, Jr.